Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

May 30, 2019

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 25, 2019, to the Board of Directors of Aratana Therapeutics, Inc. (“Aratana”), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Elanco Animal Health Incorporated (“Elanco”), as filed by Elanco on May 30, 2019 (the “Registration Statement”), relating to the proposed business combination transaction between Aratana and Elanco and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Aratana’s Financial Advisor,” “Summary—The Merger,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Aratana Board Recommendation and Its Reasons for the Merger,” “The Merger—Opinion of Aratana’s Financial Advisor,” “The Merger—Certain Information Provided by Aratana” and “Appendix B—Opinion of Barclays Capital Inc., Financial Advisor to Aratana”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Barclays Capital Inc.
Name:	David Levin
Title:	Managing Director